Exhibit 15(a)


November 10, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We are aware that our report dated November 6, 1998 (issued pursuant to the provisions of Statement on Auditing Standards No. 71) has been incorporated by reference by UniSource Energy Corporation in the Prospectuses constituting part of its Registration Statements on Form S-8 (Nos. 333-43765, 333-43767, 333-43769, 333-53309,
333-53333 and 333-53337), its Registration Statement on Form S-3 (No. 333-31043-99), and its Registration Statement on Form S-4
(No. 333-60809) and by Tucson Electric Power Company in the Prospectus constituting part of its Post-Effective Amendment
No. 1 to the Registration Statement on Form S-3 (No. 33-55732).
We are also aware of our responsibilities under the Securities Act of 1933.

Yours very truly,


PricewaterhouseCoopers LLP
Phoenix, Arizona